As filed with the Securities and Exchange Commission on June 4, 2020

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

American Equity Investment Life Holding Company
(Exact name of registrant as specified in its charter)

Iowa	42-1447959
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

6000 Westown Parkway West Des Moines, Iowa	50266
(Address of Principal Executive Offices)	(Zip Code)

American Equity Investment Life Holding Company Amended and Restated Equity Incentive Plan
(Full title of the plan)

Anant Bhalla
Chief Executive Officer and President
6000 Westown Parkway
West Des Moines, Iowa 50266
(Name and address of agent for service)

(515) 221-0002
(Telephone number, including area code, of agent for service)

Copies to:

Shilpi Gupta
Skadden, Arps, Slate, Meagher & Flom LLP
155 North Wacker Drive
Chicago, Illinois 60606
(312) 407-0700

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)(2)(3)	Proposed maximum offering price per share (4)	Proposed maximum aggregate offering price (4)	Amount of registration fee (5)
Common Stock, par value $1 per share	5,038,088 shares	$21.54	$108,520,415.52	$14,085.95

(1)	This registration statement registers the issuance of 5,038,088 shares of Common Stock, par value $1 per share, of American Equity Investment Life Holding Company (the “Registrant”) that are issuable pursuant to the Registrant’s Amended and Restated Equity Incentive Plan (the “Plan”), which is an amendment and restatement of the American Equity Investment Life Holding Company 2016 Employee Incentive Plan.

(2)	Consists of (a) 4,351,178 shares available for issuance pursuant to future awards under the Plan plus (b) a number of shares equal to the number of shares underlying or constituting outstanding awards held by participants under the Plan that would become available for issuance pursuant to future awards under the Plan to the extent that (i) such outstanding awards expire, are terminated or are canceled without having been exercised or settled in full or (ii) such shares constituting outstanding awards are forfeited or repurchased by the Registrant for an amount not greater than the participant’s purchase price.

(3)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers an indeterminate amount of additional securities as may result from anti-dilution adjustments under the Plan and which may hereafter be offered or issued to prevent dilution resulting from stock splits, stock dividends, recapitalizations or certain other capital adjustments.

(4)	Estimated solely for purposes of calculating the registration fee in accordance with Rules 457(c) and 457(h) under the Securities Act, based on the average of the high and low prices per share of the Registrant’s Common Stock as reported on the New York Stock Exchange on June 2, 2020.

(5)	Calculated pursuant to Section 6(b) of the Securities Act by multiplying 0.0001298 by the proposed maximum aggregate offering price.

Part I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information required by Part I is omitted from this registration statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the Note to Part I of Form S-8. The documents containing the information required by Part I will be delivered to the participants in the American Equity Investment Life Holding Company Amended and Restated Equity Incentive Plan (the “Plan”) as required by Rule 428(b)(1) under the Securities Act.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents previously filed by American Equity Investment Life Holding Company (the “Registrant”) with the Securities and Exchange Commission (the “Commission”) are incorporated by reference in this registration statement:

•	the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, filed on February 25, 2020 (File No. 001-31911);

•	the Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2020, filed on May 11, 2020 (File No. 001-31911);

•	the Registrant’s Current Reports on Form 8-K filed on March 2, 2020 and January 9, 2020 (File No. 001-31911); and

•	the description of the Registrant’s Common Stock contained in the Registrant’s registration statement on Form S-3 filed on August 30, 2019 (File No. 333-233544) and any amendment or report (including the Registrant’s Current Report on Form 8-K filed on November 21, 2019 (File No. 001-31911)) filed for the purpose of updating such description.

In addition, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold (other than documents or information deemed to have been furnished and not filed in accordance with Commission rules), shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents. The most recent information that the Registrant files with the Commission automatically updates and supersedes older information. Nothing in this registration statement shall be deemed to incorporate by reference information furnished to, but not filed with, the Commission.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

The validity of the issuance of the shares of the Registrant’s Common Stock, par value $1 per share, offered hereby will be passed upon for the Registrant by Renee D. Montz, Executive Vice President, General Counsel and Secretary of the Registrant. Ms. Montz owns shares of the Registrant’s Common Stock, beneficially and as a participant in various employee benefit plans, holds shares of restricted stock and restricted stock units, and is eligible to participate in the Plan.

Item 6.	Indemnification of Directors and Officers.

Section 490.202 of the Iowa Business Corporation Act (the “IBCA”) provides that a corporation’s articles of incorporation may contain a provision eliminating or limiting the liability of a director to the corporation or its shareholders for money damages for any action taken, or failure to take action, as a director, provided that the provision does not eliminate or limit the liability of a director for: (1) the amount of a financial benefit received by a director to which the director is not entitled; (2) an intentional infliction of harm on the corporation or its shareholders; (3) a violation of Section 490.833 of the IBCA, which relates to liability for unlawful distributions; or (4) an intentional violation of criminal law. Further, Section 490.851 of the IBCA provides that a corporation may indemnify its directors party to a proceeding against liability incurred in the proceeding by reason of such person serving in the capacity of director, subject to specified standards being met and subject to certain exclusions. In addition, Section 490.852 of the IBCA provides mandatory indemnification of reasonable expenses incurred by a director who is wholly successful in defending any action in which the director was a party because the director is or was a director of the corporation. A director who is a party to a proceeding because the person is a director may also apply for court-ordered indemnification and advance of expenses under Section 490.854 of the IBCA.

Section 490.853 of the IBCA provides that a corporation may, before final disposition of a proceeding, advance funds to pay for or reimburse the reasonable expenses incurred by a director who is a party to a proceeding because he is a director if the director meets certain conditions.

Under Section 490.856 of the IBCA, a corporation may indemnify and advance expenses to an officer of the corporation who is a party to a proceeding because he is an officer to the same extent as to a director. In addition, if the person is an officer but not a director, further indemnification may be provided by the corporation’s articles of incorporation, the bylaws, a resolution of the board of directors or contract, subject to certain exclusions. Such indemnification is also available to an officer who is also a director if the basis on which the officer is made a party to a proceeding is an action taken or a failure to take an action solely as an officer.

The Registrant’s amended articles of incorporation provide that its directors will not be liable to the Registrant or its shareholders for money damages for any action taken, or any failure to take any action, as a director, except liability for: (1) the amount of a financial benefit received by a director to which the director is not entitled; (2) intentional infliction of harm on the Registrant or its shareholders; (3) a violation of Section 490.833 of the IBCA, which relates to liability for unlawful distributions; and (4) an intentional violation of criminal law.

The Registrant’s amended articles of incorporation also provide that each of its current and former directors who was or is made a party to, or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director of the Registrant or is or was serving at its request as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, shall be indemnified and held harmless by the Registrant to the fullest extent permitted by applicable law, except liability for: (1) a financial benefit received by a director to which the director is not entitled; (2) an intentional infliction of harm on the Registrant or its shareholders; (3) a violation of Section 490.833 of the IBCA, which relates to liability for unlawful distributions; and (4) an intentional violation of criminal law. In addition to such indemnification, any such director and any officer are entitled to have any expenses reasonably incurred in defending any such proceeding or any similar proceeding against any officer in advance of its final disposition paid directly by the Registrant to the fullest extent authorized by applicable law.

The Registrant’s bylaws also provide indemnification to its directors on the same terms as the indemnification provided in the Registrant’s amended articles of incorporation. The Registrant’s bylaws also provide for the direct payment by the Registrant of expenses to its directors and officers on the same terms as provided in the Registrant’s amended articles of incorporation. The indemnification provisions of the Registrant’s bylaws are not exclusive of any other right which any person seeking indemnification may have or acquire under any statute, the Registrant’s amended articles of incorporation or any agreement, vote of shareholders or disinterested directors or otherwise.

As permitted by and in accordance with Section 490.857 of the IBCA, the Registrant maintains insurance coverage for its officers and directors as well as insurance coverage to reimburse the Registrant for potential costs for indemnification of directors and officers.

The Plan provides that, in addition to such other rights of indemnification as they may have as directors or as members of the Compensation Committee of the Registrant’s Board of Directors, directors must be indemnified by the Registrant against reasonable expenses, including attorneys’ fees, actually and reasonably incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan or any award granted thereunder, and against all amounts reasonably paid by them in settlement thereof or in satisfaction of a judgment in any such action, suit or proceeding, provided certain conditions are met. This right of indemnification is not exclusive of any other rights of indemnification to which such individuals may be entitled pursuant to the Registrant’s amended articles of incorporation or bylaws, as a matter of law, or otherwise, or any power that the Registrant may have to indemnify them or hold them harmless.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit No.	Description

4.1	Articles of Incorporation, including Articles of Amendment (incorporated by reference to Exhibit 3.1 to Post-Effective Amendment No. 1 to the Registrant’s Registration Statement on Form 10 filed on July 22, 1999 (File No. 000-25985))

4.2	Articles of Amendment to Articles of Incorporation (incorporated by reference to Exhibit 3.1 to the Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2000, filed on August 14, 2000 (File No. 000-25985))

4.3	Articles of Amendment to Articles of Incorporation (incorporated by reference to Exhibit 3.2 to Pre-Effective Amendment No. 1 to the Registrant’s Registration Statement on Form S-1 filed on October 20, 2003 (File No. 333-108794))

4.4	Articles of Amendment to Articles of Incorporation (incorporated by reference to Exhibit 3.3 to the Registrant’s Registration Statement on Form S-3 filed on January 15, 2008 (File No. 333-148681))

4.5	Articles of Amendment to Articles of Incorporation (incorporated by reference to Exhibit 3.5 to the Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2011, filed on August 5, 2011 (File No. 001-31911))

4.6	Articles of Amendment to Articles of Incorporation (incorporated by reference to Exhibit 3.2 to the Registrant’s Registration Statement on Form 8-A filed on November 20, 2019 (File No. 001-31911))

4.7	Third Amended and Restated Bylaws (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on September 2, 2008 (File No. 001-31911))

5.1	Opinion of Renee D. Montz, Executive Vice President, General Counsel and Secretary of the Registrant*

23.1	Consent of KPMG LLP*

23.2	Consent of Renee D. Montz (contained in Exhibit 5.1)*

24.1	Powers of attorney of certain officers and directors (included on the signature page of this registration statement)*

99.1	American Equity Investment Life Holding Company Amended and Restated Equity Incentive Plan (incorporated by reference to Appendix A to the Registrant’s proxy statement on Schedule 14A filed on April 24, 2020 (File No. 001-31911))

* Filed herewith.

Item 9.	Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of West Des Moines, State of Iowa, on June 4, 2020.

American Equity Investment Life Holding Company

By:	/s/ Anant Bhalla
Name:	Anant Bhalla
Title:	Chief Executive Officer and President

POWERS OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Anant Bhalla, Chief Executive Officer and President, and Renee D. Montz, Executive Vice President, General Counsel and Secretary, and each of them, as attorneys-in-fact, for him or her and in his or her name, place and stead, in any and all capacities, so long as such individual remains an executive officer of the registrant, to sign (i) any and all amendments (including post-effective amendments) to this registration statement, and (ii) any registration statement for the same offering covered by this registration statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933 and all post-effective amendments thereto, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents or any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on June 4, 2020.

Signature	Title

/s/ Anant Bhalla	Chief Executive Officer, President and Director
Anant Bhalla	(Principal Executive Officer)

/s/ Ted M. Johnson	Chief Financial Officer and Treasurer
Ted M. Johnson	(Principal Financial Officer)

/s/ Scott A. Samuelson	Vice President and Chief Accounting Officer
Scott A. Samuelson	(Principal Accounting Officer)

/s/ John M. Matovina	Chairman and Director
John M. Matovina

/s/ Joyce A. Chapman	Director
Joyce A. Chapman

/s/ Brenda J. Cushing	Director
Brenda J. Cushing

/s/ James M. Gerlach	Director
James M. Gerlach

/s/ Robert L. Howe	Director
Robert L. Howe

/s/ Michelle M. Keeley	Director
Michelle M. Keeley

/s/ William R. Kunkel	Director
William R. Kunkel

/s/ Alan D. Matula	Director
Alan D. Matula

/s/ David S. Mulcahy	Director
David S. Mulcahy

/s/ Gerard D. Neugent	Director
Gerard D. Neugent

/s/ A. J. Strickland, III	Director
A. J. Strickland, III